AMENDMENT NO. 1

TO INVESTMENT SUBADVISORY AGREEMENT

AMENDMENT NO. 1 made as of the 1st day of July 2011, to the Investment Subadvisory Agreement made as of August 1, 2006, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas (IMCO) and Massachusetts Financial Services Company, a corporation organized under the laws of the state of Delaware and having its principal place of business in Boston, Massachusetts (MFS), with respect to services provided to series of USAA Mutual Funds Trust (the Trust).

IMCO and MFS agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to MFS with respect to each Fund, is hereby replaced in its entirety by Schedule B attached hereto.

2. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, IMCO and MFS have caused this Amendment No. 1 to be executed as of the date first set forth above.

Attest:	USAA INVESTMENT MANAGEMENT COMPANY

By: /S/ CHRISTOPHER P. LAIA	By: /S/ DANIEL S. MCNAMARA
Name: Christopher P. Laia	Name: Daniel S. McNamara
Title: Secretary	Title: President

By: /S/ CHRIS CYKOWSKI
Name: Chris Cykowski
Title: Authorized Signatory
Attest:	MASSACHUSETTS FINANCIAL SERVICES COMPANY
By: /S/ BRIAN E. LANGEnFELD	By: /S/ ROBERT J. MANNING
Name: Brian E. Langenfeld	Name: Robert J. Manning
Title: Vice President	Title: Chief Executive Officer

SCHEDULE B

FEES

FUND ACCOUNT	RATE PER ANNUM OF THE AVERAGE DAILY NET ASSETS OF THE FUND ACCOUNTS
International Fund	Initially: - 0.31% (7/1/11 through 12/31/11) Thereafter: - 0.33% on first $2 billion - 0.30% on the next $1 billion - 0.25% over $3 billion
World Growth Fund	Initially: - 0.31% (7/1/11 through 12/31/11) Thereafter: - 0.33% on first $2 billion - 0.30% on the next $1 billion - 0.25% over $3 billion

* MFS agrees that it will not seek to increase this fee rate during the period ending July 1, 2014 (the Lock). This Lock does not limit the rights of the Fund's shareholders, the Fund's Board, or IMCO as set forth in Section 6 of the Agreement ("Duration and Termination of this Agreement").